SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                      ----------------------------
                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                            (Amendment No. 8)


                             HNI CORPORATION
-------------------------------------------------------------------------------
                            (Name of Issuer)


                              COMMON STOCK
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                                404251100
-------------------------------------------------------------------------------
                             (CUSIP Number)

                            December 31, 2004
-------------------------------------------------------------------------------
         (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1 (b)

[X]      Rule 13d-1(c)

[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 404251100

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS Terrence L. Mealy

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) -
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)      [  ]
                                                                   (b)      [  ]
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER                                           0
NUMBER OF      -----------------------------------------------------------------
SHARES
BENEFICIALLY   6.  SHARED VOTING POWER                                 3,435,413
OWNED BY       -----------------------------------------------------------------
EACH
REPORTING      7.  SOLE DISPOSITIVE POWER                                      0
PERSON WITH    -----------------------------------------------------------------

               8.  SHARED DISPOSITIVE POWER                            3,435,413
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                              3,435,413
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*  [  ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    6.2%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON* IN
--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 404251100
-----------------------------
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS    Loretta B. Mealy

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) -
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)   [  ]
                                                                      (b)   [  ]
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
--------------------------------------------------------------------------------

                 5.      SOLE VOTING POWER                                     0
NUMBER OF        ---------------------------------------------------------------
SHARES
BENEFICIALLY     6.      SHARED VOTING POWER                           3,435,413
OWNED BY         ---------------------------------------------------------------
EACH
REPORTING        7.       SOLE DISPOSITIVE POWER                               0
PERSON WITH      ---------------------------------------------------------------

                 8.      SHARED DISPOSITIVE POWER                      3,435,413
--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                              3,435,413
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [  ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    6.2%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON* IN
--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).      Name of Issuer:

                HNI Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:

                414 East Third Street
                Muscatine, Iowa 52761

Item 2(a).      Name of Person Filing:

                Terrence L. Mealy
                Loretta B. Mealy

Item 2(b).      Address of Principal Business Office or, if none, Residence:

                301 East Second Street
                Muscatine, Iowa 52761

Item 2(c).      Citizenship:

                United States

Item 2(d).      Title of Class of Securities

                Common Stock

Item 2(e)       CUSIP Number:

                404251 10 0

Item 3.         Filing Pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

                Not Applicable

Item 4.         Ownership:

                (a)      Amount beneficially owned:3,435,413

                (b)      Percent of class: 6.2%

                (c)      Number of shares as to which such person has:
                         (i)      Sole power to vote or to direct the vote: 0

                         (ii) Shared power to vote or to direct the vote: 3,435,413

                         (iii) Sole power to dispose or to direct the disposition of: 0

                         (iv) Shared power to dispose or to direct the disposition of: 3,435,413

Item 5.         Ownership of Five Percent or Less of a Class.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                Not Applicable

Item 8.         Identification and Classification of Members of the Group.

                Not Applicable

Item 9.         Notice of Dissolution of Group.

                Not Applicable

Item 10.        Certification


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   March 8, 2005
                                      /s/      Terrence L. Mealy
                                      ------------------------------------------
                                               Terrence L. Mealy



Dated:   March 8, 2005                /s/      Loretta B. Mealy
                                      ------------------------------------------
                                               Loretta B. Mealy